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                                                                 Exhibit 10.30

                              November 7, 1995


Goldman, Sachs & Co.
Whitehall Street Real Estate Limited Partnership V
85 Broad Street
New York, N.Y.
Attention: Daniel M. Neidich

Dear Dan:

          The Board of Directors of Rockefeller Center Properties, Inc. ("RCPI") has approved the execution and delivery by RCPI of the Agreement and Plan of Merger in the form attached hereto (the "Agreement") and, subject to the terms and conditions thereof, has determined to recommend to stockholders of RCPI approval of the Agreement. In connection with the execution of the Agreement, Goldman, Sachs & Co. ("Goldman") and Whitehall Street Real Estate Limited Partnership V ("Whitehall") have agreed that, should the stockholders of RCPI fail to approve the Agreement at the Stockholders' Meeting called for such purpose (unless such failure results from RCPI's breach of the Agreement), and should RCPI elect (within thirty days of such Meeting) to make a rights offering upon the terms described herein (the "Rights Offering"), RCPI, Goldman and Whitehall will take or cause to be taken the following.

          1) RCPI would conduct a $200 million publicly registered Rights Offering in which each stockholder as of the record date of the Rights Offering would be offered the right to acquire newly issued shares of RCPI common stock ("Common Stock"), at a price per share (the "Rights Offering Price") set by the Board in its discretion, which in no event will be less than $6.00 per share but which may be less than the "fair market value of Common Stock" as defined in Section 6.2(f) of the Warrant Agreement, dated as of December 18, 1994, between RCPI and Chemical Bank, Warrant Agent, as amended (the "Warrant Agreement"), as of the date of the Rights Offering and as of the date of the closing of the Rights Offering. The rights offered in the Rights Offering would be freely transferable and participants in the Rights Offering would be offered the right to


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Goldman, Sachs & Co.                    2                      November 7, 1995


               oversubscribe. Appropriate measures would be included in the Rights Offering to ensure, to the extent practicable, compliance with the Limit contained in Article NINTH of RCPI's Restated Certificate of Incorporation, as amended.

          2) The Warrant Agreement and the SAR Agreement, dated as of December 18, 1994, between the Company and Chemical Bank, as SAR Agent, as amended (the "SAR Agreement"), would be amended to provide (i) that any and all Stock Appreciation Rights ("SARs") are convertible to Warrants under the Warrant Agreement ("Warrants") only at the option of the Holders thereof exercised from time to time and subject to the limitations contained in the RCPI Restated Certificate of Incorporation, as amended and (ii) any and all Warrants may be converted to SARs at the option of the Holder thereof exercised from time to time, provided that to the extent the aggregate 14% Debentures issued in connection with SARs issued upon any such conversions to SARs and conversions to SARs of rights issued pursuant to paragraph 8 of this letter agreement exceed the principal amount of $6,000,000, such excess 14% Debentures will be prepayable by the Company at any time at par.

          3) Proceeds of the Rights Offering would be applied to redeem, at the redemption price (with the prepayment premium) in effect at the time of repayment, the Floating Rate Notes ("Floating Rate Notes") outstanding under the Loan Agreement, dated as of December 18, 1994, among RCPI, the Lenders parties thereto and Goldman Sachs Mortgage Company, as Agent, as amended and supplemented, to provide RCPI with working capital and to reimburse Goldman, Whitehall and their affiliates the $750,000 of expenses incurred in connection with the enforcement of their rights (including the proposed securitization of the Floating Rate Notes).

          4) Any 14% Debentures ("14% Debentures") issued pursuant to the Debenture Purchase Agreement between RCPI and Whitehall, dated as of December 18, 1994, as amended (the "Debenture Purchase Agreement") would remain outstanding (subject to the modifications in the terms thereof described below).


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Goldman, Sachs & Co.                    3                      November 7, 1995


          5) The registration rights provisions contained in section four of the Warrant Agreement, and section five of the SAR Agreement shall not be applicable to the registration statement filed in connection with the Rights Offering.

          6) The provisions contained in section six of the Warrant Agreement shall continue to be applicable so that immediately following the closing, the holders of the Warrants and SARs hold, on account only of their holdings of Warrants and SARs, a 19.9% fully diluted equity ownership position in RCPI (or such lower percentage as may exist as a result of any exercises of Warrants or SARs prior to the closing of the Rights Offering).
               Thereafter, section 6 of the Warrant Agreement will be amended to provide that (i) the "fair market value of Common Stock" shall be based on a 30-day, rather than a 90-day, trailing average, (ii) in the event of issuances of Common Stock for cash or property at a price less than the "fair market value of Common Stock" the consent of the holders of the Warrants will not be required, and
               (iii) in the future, the Warrants and SARs will not receive "anti-dilution protection" with respect to issuances of Common Stock for cash or property at a price at least equal to the then "fair market value of Common Stock".

          7) In the event RCPI decides to engage an underwriter with respect to the Rights Offering, Goldman will have the opportunity (to be exercised within a reasonable period of time) to underwrite and lead manage the Rights Offering on customary terms (I.E., at a 3% fee for the underwriting commitment and an additional 3% fee for any Rights taken up pursuant thereto). PaineWebber will have the opportunity (to be exercised within a reasonable period of time) to co-underwrite and co-manage such percentage as PaineWebber shall determine (within such reasonable period of time) up to 50% of the Rights Offering on the same pro rata terms.

          8. In connection with the Rights Offering, Whitehall will be granted rights to purchase that number of shares of Common Stock as shall equal 42,000,000 divided by the Rights Offering Price plus $1. The exercise price of such rights shall equal the Rights Offering Price plus $1 per share of Common Stock until


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Goldman, Sachs & Co.                    4                      November 7, 1995


               the second anniversary of the closing of the Rights Offering and the Rights Offering Price plus $1.50 per share of Common Stock for the period beginning on the second anniversary of such closing and ending on the third anniversary of such closing. Any such rights to purchase Common Stock (i) shall be issued pursuant to an agreement containing terms identical to those contained in the Warrant Agreement, as amended pursuant to this letter agreement, except that such agreement shall not contain any of the rights contained in Sections 11.2, 11.3 and 11.4 of the Warrant Agreement, and (ii) upon any conversion to SARs, shall not be entitled to the rights contained in Article 3 and Section
               10.1 of the SAR Agreement. Any issuance of Common Stock pursuant to such rights to purchase Common Stock shall be deemed to be issued at the "fair market value of Common Stock" under the Warrant Agreement. In addition, any such additional rights to purchase Common Stock that are not exercised by the third anniversary of such closing shall expire.

          9. The following would occur simultaneously with closing of, and only upon the full subscription under, the Rights Offering:

               (a) The subordination of the 14% Debentures upon the terms provided in the Intercreditor Agreement attached hereto as Exhibit A to up to $375 million principal amount of existing or subsequently issued senior debt of RCPI which may be secured pursuant to the Collateral Trust Agreement. If the Company's Board of Directors (as reconstituted pursuant to (f) below) determines that the Company's Zero Coupon Convertible Debentures will not remain outstanding, the 14% Debentures may be subordinated to up to a total $700,000,000 principal amount of senior RCPI debt which may be secured pursuant to the Collateral Trust Agreement; in such event the "pay-in-kind" or accrual feature of the Debentures (as set forth in Section 2.03 (b) of the Debenture Purchase Agreement) will be deleted.

                    Following the closing, RCPI may effect, by action of its Board of Directors reconstituted in accordance with


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Goldman, Sachs & Co.                    5                      November 7, 1995


                    paragraph 9(f) of this letter agreement, a credit lease financing with a lease from, or guaranteed by, General Electric Company that would involve the release from the Collateral Trust Agreement of property subject to such lease and the elimination of the subordination of the 14% Debentures to any other debt of RCPI. In connection with any such credit lease financing, Goldman shall have the opportunity (to be exercised within a reasonable period of time) to lead-manage the financing and PaineWebber shall have the opportunity (to be exercised within a reasonable period of time) to co-manage 25% of the financing (and receive 25% of the fees in connection therewith), in each case on customary terms.

               (b) The amendment of the Debenture Purchase Agreement in accordance with Exhibit B hereto.

               (c) The amendment of the Warrant Agreement and SAR Agreement corresponding with amendments to the Debenture Purchase Agreement set forth in (b) above.

               (d) The Letter Agreement, dated December 18, 1994, by and among RCPI, Whitehall and Goldman shall be amended to provide that the 62.5% special supermajority voting requirement for certain stockholder action be reduced upon conversions or exercises of SARs or Warrants from time to time to a percentage determined in accordance with the following formula:


                                      C + W + S
                         0.5006  X
                                    ------------
                                          C

                    where:

                    C = Aggregate number of shares of common stock then outstanding


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Goldman, Sachs & Co.                    6                      November 7, 1995


                    W =  Aggregate number of Warrants then outstanding

                    S =  Aggregate number of SARs then outstanding.

               (e) The appointment by RCPI of Tishman Speyer Properties, L.P. as the exclusive Managing Agent for the Rockefeller Center Properties for a three-year term, subject to renewal at the option of the Company for two successive one-year terms, and for a fee of 1.5% of gross revenues plus a one-half standard commission override. In addition, Tishman Speyer Properties, L.P. will provide cleaning and other property related services on customary terms as approved by the RCPI Board.

               (f) The appointment to the RCPI Board of Directors of Jerry Speyer and of an independent director selected by Whitehall from among a list of three new potential directors (who have stature in the real estate industry and are not affiliated with direct competitors of Goldman in the principal investing business or in real estate investment banking) nominated by the existing Board, the filling by Goldman of its existing seat on the Board, and the continuation on the Board of two of the current directors. The reconstituted Board will elect a new Chairman.

               (g) Any and all conforming changes necessary to effect the foregoing.

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Goldman, Sachs & Co.                    7                      November 7, 1995


               Please indicate the agreement of Goldman and Whitehall to the foregoing by signing and returning to me the enclosed copy of this letter agreement.


                                        Sincerely,



                                        /s/ Stevan A. Sandberg
                                        ----------------------
                                        Stevan A. Sandberg
                                        Executive Vice President


Agreed:

Goldman, Sachs & Co.




By /s/ Goldman, Sachs & Co.
   ------------------------


Whitehall Street Real
Estate Limited Partnership V

     By   Whitehall Advisors L.P. V
          General Partner

          By   Whitehall Advisors, Inc. V
               General Partner

               By /s/ Daniel M. Neidich
                 ----------------------